    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 1999


                                                      REGISTRATION NO. 333-87497
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           GRIC COMMUNICATIONS, INC.

             (Exact name of Registrant as specified in its charter)
                           --------------------------

              DELAWARE                              334410                             77-0368092
  (State or other jurisdiction of        (Primary standard industrial               (I.R.S. employer
   incorporation or organization)        classification code number)              identification no.)

                           GRIC COMMUNICATIONS, INC.
                            1421 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 955-1920

   (Address and telephone number of Registrant's principal executive offices)

                                JOSEPH M. ZAELIT
                SENIOR VICE PRESIDENT, FINANCE & ADMINISTRATION
                          AND CHIEF FINANCIAL OFFICER
                           GRIC COMMUNICATIONS, INC.
                            1421 MCCARTHY BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 955-1920

           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

           DAVID W. HEALY, ESQ.                               KENNETH LAMB, ESQ.
           HORACE L. NASH, ESQ.                            RICHARD A. STRONG, ESQ.
        WILLIAM R. SCHREIBER, ESQ.                            STANLEY SZE, ESQ.
           THOMAS J. HALL, ESQ.                                TILDA CHO, ESQ.
           JOSHUA N. SUN, ESQ.                                JOHN Z. CHEN, ESQ.
           H. DANIEL KIM, ESQ.                           GIBSON, DUNN & CRUTCHER LLP
            FENWICK & WEST LLP                              ONE MONTGOMERY STREET
           TWO PALO ALTO SQUARE                        SAN FRANCISCO, CALIFORNIA 94104
       PALO ALTO, CALIFORNIA 94306                              (415) 393-8200
              (650) 494-0600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



The primary purpose of this Amendment No. 3 is to add an exhibit to the Registration Statement. No changes have been made to the text of Part I of the Registration Statement.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table lists the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered under this registration statement. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

Securities and Exchange Commission registration fee.........  $   17,648
NASD filing fee.............................................       6,848
Nasdaq National Market filing fee...........................      95,000
Legal fees and expenses.....................................     550,000
Accounting fees and expenses................................     700,000
Printing and engraving expenses.............................     250,000
Road show expenses..........................................     130,000
Blue sky fees and expenses..................................      10,000
Transfer agent and registrar fees and expenses..............       5,000
Miscellaneous...............................................      35,504
                                                              ----------
      Total.................................................  $1,800,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").


As permitted by the Delaware General Corporation Law, the Registrant's First Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:


  - for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  - under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  - for any transaction from which the director derived an improper personal benefit.


As permitted by the Delaware General Corporation Law, the Registrant's First Amended and Restated Bylaws also provide that:


  - the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  - the Registrant may indemnify its agents as set forth in the Delaware General Corporation Law, unless otherwise required by law, our certificate of incorporation or agreements;

  - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;


  - the rights conferred in the First Amended and Restated Bylaws are not exclusive; and



  - the Registrant may not retroactively amend the First Amended and Restated Bylaws provisions relating to indemnity.

The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's First Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.


Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

See also "Undertakings" in Item 17.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


EXHIBIT DOCUMENT                                               NUMBER
----------------                                              --------
Underwriting Agreement......................................    1.01
Registrant's First Amended and Restated Bylaws..............    3.02
Registrant's First Amended and Restated Certificate of
  Incorporation.............................................    3.04
Fourth Amended and Restated Registration Rights Agreement
  dated April 16, 1999......................................    4.02
Form of Indemnification Agreement...........................   10.01


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The Registrant sold the following securities in the past three years.

1. As of September 30, 1999, the Registrant has issued 422,675 shares of our common stock for an aggregate purchase price of $394,450 to employees, directors and consultants pursuant to option exercises under its stock option plans.

2.  In July 1997, the Registrant sold 25,000 shares of common stock to Stanley
    J. Meresman for an aggregate purchase price of $17,500.

3. Between December 1997 and June 1999, we issued 5,460,745 shares of Series D Preferred Stock to a group of investors for an aggregate purchase price of $38,225,398.

4. In August 1998, the Registrant issued warrants to purchase an aggregate of 10,000 shares of Series D Preferred Stock to Phoenix Leasing Corporation in connection with an equipment financing.

5. In September 1998, the Registrant issued warrants to purchase an aggregate of 60,267 shares of Series D Preferred Stock to a group of investors in connection with a bridge loan financing. The number of shares that may be acquired upon exercise of this warrant is currently 96,427.

6. In September 1998, in connection with a bridge financing, the Registrant issued convertible promissory notes aggregating $2,700,000 to a group of investors. In January 1999, the convertible notes and all related interest were converted into 400,017 shares of Series D Preferred Stock, which are included in the aggregate number of shares referred to in paragraph 3 above.

7. In November 1998, the Registrant issued a warrant to purchase 16,071 shares of Series D Preferred Stock to Silicon Valley Bank. The number of shares that may be acquired upon exercise of this warrant was later adjusted to 17,724.

8. In November 1998, the Registrant issued a warrant to purchase 92,857 shares of common stock to America Online, Inc. in connection with a strategic alliance. The number of shares which may be acquired upon exercise of this warrant was later adjusted to 102,699.

9. In December 1998, the Registrant issued a warrant to purchase 7,142 shares of Series D Preferred Stock to Silicon Valley Bank. The number of shares that may be acquired upon exercise of this warrant was later adjusted to 1,785.

10. Between January 1999 and March 1999 we issued warrants to purchase an aggregate of 126,779 shares of Series D Preferred Stock to a group of investors in connection with a bridge loan financing.

11. Between January 1999 and March 1999, in connection with a bridge loan financing, we issued convertible promissory notes aggregating $12,750,000 to a group of investors. In April 1999, the convertible notes and all related interest were converted into 1,846,468 shares of Series D Preferred Stock, which are included in the aggregate number of shares referred to in paragraph 3 above.

12. In November 1999, we issued 600,240 shares of Series E Preferred Stock to Nokia Holdings, Inc. for an aggregate purchase price of $6.0 million.

All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS.

(a) The following exhibits are filed with this registration statement:


       EXHIBIT                                    EXHIBIT
       NUMBER                                      TITLE
---------------------                              -----
         1.01           Form of Underwriting Agreement.**

         3.01           The Registrant's Certificate of Incorporation.*

         3.02           The Registrant's First Amended and Restated Bylaws.*

         3.03           The Registrant's First Amended and Restated Certificate of
                        Incorporation.*

         3.04           The Registrant's Second Amended and Restated Certificate of
                        Incorporation.*

         4.01 Form of specimen certificate for the Registrant's common stock.*

         4.02 Fifth Amended and Restated Registration Rights Agreement, dated November 12, 1999, among Registrant and the security holders listed in the agreement.*

         5.01           Opinion of Fenwick & West LLP regarding the legality of the shares of common stock being registered.*

        10.01           Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.*

        10.02           Employee Agreement effective March 1, 1994 between Aimnet
                        Corporation and Dr. Hong Chen.*

       EXHIBIT                                    EXHIBIT
       NUMBER                                      TITLE
---------------------                              -----
        10.03           Employee Agreement effective March 1, 1994 between Aimnet
                        Corporation and Lynn Y. Liu.*

        10.04           Offer letter dated August 21, 1996 by the Registrant to
                        Christophe U. Culine.*

        10.05           Offer letter dated June 8, 1998 by the Registrant to David
                        L. Teichmann.*

        10.06           Offer letter dated October 15, 1998 by the Registrant to
                        Phillip M. Sakakihara.*

        10.07           Offer letter dated January 15, 1999 by the Registrant to
                        Joseph M. Zaelit.*

        10.08           Offer letter dated May 11, 1999 by the Registrant to Barron
                        B. Cox.*

        10.09           Offer letter dated July 28, 1999 by the Registrant to
                        Kristin L. Steinmetz.*

        10.10           Offer letter dated July 22, 1999 by the Registrant to Roger
                        L. Peirce.*

        10.11           Aimnet Corporation 1995 Stock Option Plan.*

        10.12           GRIC Communications, Inc. (formerly Aimquest Corporation)
                        1997 Stock Option Plan.*

        10.13           The Registrant's 1999 Equity Incentive Plan.*

        10.14           The Registrant's 1999 Employee Stock Purchase Plan.*

        10.15           Restricted Stock Purchase dated July 1997 between Aimquest
                        Corporation and Stanley J. Meresman.*

        10.16           Warrant to purchase common stock of the Registrant issued to
                        America Online, Inc. dated as of November 12, 1998.*

        10.17           Warrant to purchase Series D Preferred Stock of the
                        Registrant issued to Silicon Valley Bank dated as of December 31, 1998.*

        10.18           Warrant to purchase Series D Preferred Stock of the
                        Registrant issued to Silicon Valley Bank dated as of November 5, 1998.*

        10.19           Warrant to purchase Series D Preferred Stock of the
                        Registrant issued to Phoenix Leasing Incorporated dated as of August 10, 1998.*

        10.20           Warrant to purchase Series D Preferred Stock of the
                        Registrant issued to Robert A. Kingsbook dated as of August 10, 1998.*

        10.21 Loan and Security Agreement dated November 5, 1998 between the Registrant and Silicon Valley Bank, together with Intellectual Property Agreement dated November 5, 1998.*

        10.22 Senior Loan and Security Agreement dated August 10, 1998 between the Registrant and Phoenix Leasing Incorporated, together with a form of Senior Secured Promissory Note.*

        10.23           Lease dated January 6, 1998 among the Registrant,
                        John Arrillaga Survivor's Trust and Richard T. Peery
                        Separate Property Trust.*

        10.24           Agreement dated August 3, 1999 between the Registrant and
                        Singapore Telecommunications Ltd.*

        23.01           Consent of Fenwick & West LLP (included in Exhibit 5.01).*

        23.02           Consent of Independent Auditors.*

        24.01           Power of attorney.*

        27.01           Financial Data Schedule.*


---------------------

*   Previously filed


**  Included with this Amendment No. 3 to the Registration Statement



(b) The following financial statement was previously filed with this registration statement:


    Schedule II--Valuation and Qualifying Accounts

Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 6th day of December, 1999.


                                                       GRIC COMMUNICATIONS, INC.

                                                       By:               * DR. HONG CHEN
                                                            ----------------------------------------
                                                                          Dr. Hong Chen
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed on December 6, 1999 by the following persons in the following capacities:


                      SIGNATURE                                            TITLE
                      ---------                                            -----
PRINCIPAL EXECUTIVE OFFICER:

                   * DR. HONG CHEN
     -------------------------------------------          President, Chief Executive Officer and
                    Dr. Hong Chen                                         Director

PRINCIPAL FINANCIAL OFFICER:

                  *JOSEPH M. ZAELIT
     -------------------------------------------            Senior Vice President, Finance and
                  Joseph M. Zaelit                       Administration and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

                 * KIM S. SILVERMAN
     -------------------------------------------                   Corporate Controller
                  Kim S. Silverman

                      SIGNATURE                                            TITLE
                      ---------                                            -----
ADDITIONAL DIRECTORS:

                  * ROGER L. PEIRCE
     -------------------------------------------                         Chairman
                   Roger L. Peirce

                    * LYNN Y. LIU
     -------------------------------------------                         Director
                     Lynn Y. Liu

                  * DR. TA-LIN HSU
     -------------------------------------------                         Director
                   Dr. Ta-Lin Hsu

             * DR. YEN-SON (PAUL) HUANG
     -------------------------------------------                         Director
              Dr. Yen-Son (Paul) Huang

                   * KHENG NAM LEE
     -------------------------------------------                         Director
                    Kheng Nam Lee

                   * JOZEF LERNOUT
     -------------------------------------------                         Director
                    Jozef Lernout

                * STANLEY J. MERESMAN
     -------------------------------------------                         Director
                 Stanley J. Meresman

*By:                 /s/ DAVID L. TEICHMANN
             --------------------------------------
                       David L. Teichmann,
                       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT                                    EXHIBIT
       NUMBER                                      TITLE
---------------------                              -----
         1.01           Form of Underwriting Agreement.